ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT (the "Agreement") is made as of this [ _ ] day of [ _ ], 2010, by and between [ _ ], a Delaware statutory trust (the "Fund"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

WHEREAS, the Fund is registered under the 1940 Act as a diversified, closed-end management investment company authorized to offer and sell Shares (as defined below) in the Fund and the Shares have been registered under the 1933 Act; and

WHEREAS, in pursuit of its investment objective, the Fund will invest its assets primarily in the Gottex [ _ ] Master Fund which will invest substantially all of its assets:  (i) indirectly, through investments in private investment funds or other pooled investment vehicles (collectively, "Portfolio Funds") (which may include hedge funds); or (ii) directly, as managed by one or more sub-advisers selected by the Investment Adviser (as defined below) ("Sub-Advisers"); and

WHEREAS, the Fund and Administrator desire to enter into an agreement pursuant to which Administrator shall provide Services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions  In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

"1933 Act" shall mean the Securities Act of 1933, as amended.

"1940 Act" shall mean the Investment Company Act of 1940, as amended.

"Authorized Person" shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to Section 3(b) of this Agreement.  Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

"Board" shall mean the Fund's Board of Trustees.

"Commission" shall mean the U.S. Securities and Exchange Commission.

"Instructions" shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator.  Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

"Shares" shall mean shares of beneficial interest in, units of, or such other measurement of ownership of the Fund representing ownership interests in the Fund's portfolio of securities and other assets.

"Investment Adviser" shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

"Investor" shall mean a record owner of Shares.

"Offering Documents" shall mean the Fund's Prospectus dated November 19, 2010, and any successor thereto, and any other documents required to be provided to Investors or potential Investors.

"Operating Agreement" shall mean the Fund's By-laws and Agreement and Declaration of Trust.

"Services" shall mean the administration, fund accounting and recordkeeping services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

2.             Appointment and Services

(a)        The Fund hereby appoints Administrator as administrator, fund accountant and recordkeeper of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement.  Subject to the direction and control of the Fund's Board, Investment Adviser, and utilizing information provided by the Fund and its agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement.  Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity.  In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)        Administrator may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were providing such Services itself.

(c)        Administrator's duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder.  The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, the Investment Adviser, or by any other current or prior service provider.  To the extent that Administrator agrees to take such actions, those actions shall be deemed part of the Services.

(d)        Administrator shall not be responsible for the payment of any fees or taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

(e)        Any Instruction that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(f)        Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund's attorney, form an attorney-client relationship or require the provision of legal advice.  The Fund acknowledges that Administrator's in-house attorneys exclusively represent Administrator and rely on the Fund's legal counsel to review all services provided by Administrator's in-house attorneys and to provide independent judgment on the Fund's behalf.  Because no attorney-client relationship exists between Administrator's in-house attorneys and the Fund, any information provided to the Administrator's in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5.  Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

(g)        The Administrator shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the applicable rules and regulations of appropriate government authorities and federal securities laws, including but not limited to Rules 31a-2 and 31a-3 under the 1940 Act.  The Administrator shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30).  The Administrator may deliver to the Fund from time to time at the Administrator's discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties hereunder, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations.  The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.  Administrator hereby agrees that all records which it maintains for the Fund or are otherwise in the possession or control of the Administrator are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Investment Adviser's request.  The Fund and its duly authorized officers, employees and agents (and the staff of the SEC) shall have access to such books and records at all times during the Administrator's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund's expenses, including, without limitation, any Fund accounting reports and other Fund documents in the possession of the Administrator for regulatory audits and examinations.  Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(h)        Upon request, the Administrator shall provide the Fund with a copy of the "Report on Controls Placed in Operation and Tests of Operating Effectiveness" (SAS 70), with respect to Fund Accounting Operations, within 15 days from the time the report is generally available for distribution to the Administrator's clients.

(i)        In order to assist its clients with any obligations they may have under the USA PATRIOT Act, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the "AML Laws"), Administrator offers various tools designed to assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations, as set forth on Schedule D hereto.

3.             Representations and Deliveries

(a)        The Fund shall deliver or cause the following documents to be delivered to Administrator:

(1)        A true and complete copy of the Operating Agreement and all amendments thereto;

(2)        Copies of the Fund's Offering Documents, as of the date of this Agreement;

(3)        A certificate containing the names of the initial Authorized Persons in a form acceptable to Administrator.  Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

(4)        All Investor account records in a format acceptable to Administrator, in Milwaukee, Wisconsin and at the Fund's expense.

(5)        All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)        The Fund represents and warrants to Administrator that:

(1)        It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Operating Agreement to enter into and perform this Agreement; and all requisite legal proceedings have been taken to authorize it to enter into and perform this Agreement, including any resolutions necessary to appoint Administrator and authorize the execution of this Agreement on behalf of the Fund.

(2)        Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of such Authorized Persons.

(3)        The person signing this Agreement represents and warrants he/she is duly authorized to execute this Agreement on behalf of the Fund.

(4)        It is conducting its business in compliance in all material respects with any applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Operating Agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)        During the term of this Agreement the Fund shall have the ongoing obligation to provide Administrator with the following documents as soon as they become effective:  (i) certified copies of all amendments to its Operating Agreement made after the date of this Agreement; and, (ii) a copy of the Fund's currently effective Offering Documents.  For purposes of this Agreement, Administrator shall not be deemed to have notice of any information contained in any such Offering Document until a reasonable time after it is actually received by Administrator.

(d)        The Board and Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001 (including checking persons submitting investment certifications against the OFAC list if Administrator is not directed to do so), the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Documents.  Administrator's Services hereunder shall not relieve the Board and/or the Investment Adviser of its primary day-to-day responsibility for assuring such compliance.  Notwithstanding the foregoing, Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund.

(e)        The Fund agrees to take or cause to be taken all requisite steps to comply with any applicable Blue Sky laws in all states in which the Shares shall at the time be offered for sale.  If the Fund receives notice of any stop order or other proceeding in any such state affecting the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to Administrator.

(f)        The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to effecting any material change to its Offering Documents or Operating Agreement.

(g)        The Fund agrees that in the event it adopts any policies that would increase or alter the duties and obligations of Administrator hereunder, it shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(h)           Fund Instructions

(i)        The Investment Adviser shall cause the prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with Administrator and to provide Administrator with such information, documents and communications as reasonably necessary and/or appropriate or as reasonably requested by Administrator, to enable Administrator to perform the Services.  In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by an officer or representative of the Investment Adviser or the Fund or by any of the aforementioned persons.  Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Fund.  Administrator shall not be held to have notice of any change of authority of any Authorized Person, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(ii)        The Fund shall provide Administrator with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Administrator shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)        Administrator, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person.  The Fund agrees that when oral Instructions are given, it shall, upon the request of Administrator, confirm such Instructions in writing.

(iv)        At any time, Administrator may request Instructions from the Fund with respect to any matter arising in connection with this Agreement.  If such Instructions are not received within a reasonable time, Administrator may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with advice of counsel.

(v)        The Administrator shall cooperate with, and act as liaison to, the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules with respect to the Fund.  The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that any reasonably requested or necessary information is made available to such accountants for the expression of their opinion, as to the financial statements of the Fund or as may otherwise be required by federal securities laws or the Fund.

(i)        Administrator represents and warrants to the Fund that:

(i)        It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)        Administrator will provide office space, facilities, equipment and personnel sufficient to carry out its services hereunder and Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Fund's reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)        Administrator shall exercise reasonable care and diligence and shall act in good faith in the performance of the Services (its "Standard of Care").

(j)        Each party agrees to comply with applicable requirements of the Federal Securities Laws, and any other applicable laws, rules and regulations of governmental authorities having jurisdiction with respect to the subject matter herein.  Except as specifically provided herein, neither party shall be responsible for such compliance by the other party or any other entity.  "Federal Securities Laws" means the 1940 Act, the Investment Advisers Act of 1940, as amended, the 1933 Act, the Securities Exchange Act of 1934, as amended, and the Commodities Exchange Act, as amended.

4.             Fees and Expenses

(a)        As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto.  Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time.  Fees shall be earned and paid monthly based on net assets at the beginning of the month in an amount equal to 1/12th of the applicable annual fee.  The parties may amend this Agreement to include fees for any additional services, or enhancements to current Services, as mutually agreed upon.  The Fund agrees to pay Administrator's then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement.  In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund, the Investment Adviser, or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B.  In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

(b)        For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Fund's Operating Agreement, the Offering Documents and Instructions.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund, any accrued fees shall be immediately payable.

(c)        Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein.  Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to:  taxes; interest; brokerage fees and commissions; salaries, fees and expenses of Authorized Persons; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of legal existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Investors; preparation, typesetting, printing, proofing and mailing and other costs of Investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's Investors and other Fund personnel; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.  Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)        The Fund agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement upon receipt of evidence reasonably acceptable to the Fund of the amount of such expenses or disbursements actually incurred.  Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B hereto.  If requested by Administrator, and if the amount and purpose of such expenses or disbursements are reasonably acceptable to the Fund, out-of-pocket expenses may be payable in advance.  Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date.  In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)        The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the "Due Date").  Except as provided in Schedule B, Administrator shall bill Service fees monthly and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator, in which case such anticipated out-of-pocket expenses will be requested in advance).  Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)        The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges.  Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less.  In addition, the Fund shall pay Administrator's reasonable attorney's fees and court costs if any amounts due Administrator are collected by or through an attorney.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund's late payment.  Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund's default or prevent Administrator from exercising any other rights and remedies available to it.

(g)        In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith.  Payment for such disputed charges shall be due on or before the close of the fifth business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the "Revised Due Date").  Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)        The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6.  Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges.  Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.             Confidential Information

The Administrator agrees on behalf of itself and its employees to treat all information, books and records provided by the Fund to the Administrator, all information provided by the Fund pertaining to its business or operations, and any records relative to the Fund's Investors, whether in the Administrator's role as administrator or transfer agent to the Fund or otherwise, as "Confidential Information" including but not limited to (A) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, its subsidiaries and affiliates and the customers, clients and suppliers of any of them; (B) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund a competitive advantage over its competitors and the investors, customers, clients, service providers and suppliers of any of them; (C) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (D) anything designated as confidential.

Administrator agrees that no Confidential Information shall be used or disclosed by it except for the purpose of performing the Services or otherwise to carry out the terms of this Agreement without the express consent of the Fund.  In particular, the Administrator agrees to treat and maintain as confidential all information pertaining to the investments, ownership, business affairs and financial condition of the Fund in its possession (or anything else designated as confidential) and shall not, except as contemplated by this Agreement or as otherwise required by any applicable law, order or regulation to which the Administrator and/or the Fund is subject or with the prior written consent (or request) of the Fund, either before or after the termination of this Agreement, disclose any such information to any person (other than the Investment Adviser, legal counsel, auditor or accountant of the Fund) not authorized by the Fund to receive the same.  The foregoing limitations shall not apply to any information that is required to be disclosed by or to any entity having regulatory authority over a party hereto or any auditor of a party hereto or that is required to be disclosed as a result of a subpoena or other judicial process, or otherwise by applicable laws where the Administrator may be exposed to civil or criminal proceedings for failure to comply.  In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Investment Adviser promptly and to secure instructions from a representative of the Investment Adviser as to such inspection, unless prohibited by law from making such notification.  Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this Section.

6.             Limitation of Liability  In addition to the limitation of liability contained in Section 3 of this Agreement:

(a)        Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, Administrator shall not be liable for:  (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by Administrator from or on behalf of the Investment Adviser or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 3; (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or other representatives of the Fund; (iii) any liability arising from the offer or sale of any Share by the Fund in reliance on exemptions from registration under any applicable securities laws of each state and territory in which the Fund intends to offer and sell Shares; or (iv) any action taken or omission by the Fund, Investment Adviser or any past or current service provider (not including Administrator).

(b)        Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby.  Administrator will take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)        In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement.

(d)        Notwithstanding any other provision of this Agreement, Administrator shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)        the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)        the legality of a purchase or tender of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such purchase or tender;

(iii)        the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any dividend;

(iv)        the legality of any recapitalization or readjustment of Shares;

(v)        Administrator's acting upon telephone or electronic instructions relating to the purchase or tender of Shares received by Administrator in accordance with procedures established by Administrator and the Fund; or

(vi)        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e)        The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.             Indemnification

(a)        The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, "Indemnified Parties") from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim"), arising out of or in any way relating to any of the following:

(i)        any action or omission of Administrator except to the extent a Claim resulted from Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii)        Administrator's reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund or Investment Adviser, and the Fund's agents and service providers;

(iii)        any action taken, or omission by the Fund, the Investment Adviser or any past or current service provider (not including Administrator); or

(iv)        the Fund's material breach of the Fund's obligations, representations and warranties under this Agreement, or any Claim that arises out of the Fund's gross negligence;

(v)        the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)        the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any dividend;

(vii)        the legality of any recapitalization or readjustment of Shares;

(viii)        Administrator's acting upon telephone or electronic instructions relating to the purchase or redemption Shares received by Administrator in accordance with procedures established by Administrator and the Fund;

(ix)        the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Administrator's or its affiliates' willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; or

(x)        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b)        Administrator will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Fund may be required to indemnify or hold the Indemnified Parties harmless hereunder.  In such event, the Fund shall have the option to defend the Indemnified Parties against any Claim, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and approved by Administrator in its reasonable discretion.  The Indemnified Parties shall not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent.

(c)        Administrator agrees to indemnify and hold harmless the Fund, its employees, officers and directors (collectively, the "Fund Indemnified Parties") from and against any and all Claims against the Fund Indemnified Parties arising out of or in any way relating to Administrator's willful malfeasance, bad faith or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement, or from the Administrator's failure to meet its Standard of Care.

(d)        The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.             Term

(a)        This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein.  This Agreement shall continue in effect for a one (1) year period beginning on the date of this Agreement (the "Initial Period").  Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods (each a "Renewal Period").  At any time during the Initial Period or any Renewal Period, this Agreement may be terminated upon not less than ninety (90) days' written notice to the other party, unless such notice has been waived by the party entitled to such notice, (i) by the Fund upon a vote of a majority of the Independent Trustees of the Fund, or (ii) by a party in the event the other party is in material breach of any of its representations, warranties and covenants set forth in this Agreement, or (iii) by mutual agreement in writing of the parties.

(b)        Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Investment Adviser or person(s) designated by the Investment Adviser at the Fund's cost and expense, and thereafter the Investment Adviser or its designee shall be solely responsible for preserving records for the periods required by all applicable laws, rules and regulations.  The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law.  The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund and the Administrator's agreement to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.  Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.             Miscellaneous

(a)        Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
803 W. Michigan St.
Milwaukee, WI 53233
Attention: President

If to the Fund:	[ _ ]
28 State Street, 40th Floor
Boston, MA 02109
Attention: President

With a copy to:	William H. Woolverton
Senior Managing Director and General Counsel
Gottex Fund Management Ltd.
28 State Street – 40th Floor
Boston, MA 02109

       (b)        Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)        This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)        The services of Administrator hereunder are not deemed exclusive.  Administrator may render administration, fund accounting and recordkeeping services and any other services to others, including hedge funds.

(f)        The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)        This Agreement is executed by the Fund and the obligations hereunder are not binding upon officers or Investors, individually.

(h)        This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting, administration and recordkeeping functions.

(i)        Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)        Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.  This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l)        Dr. William Landes represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund in his capacity as President of the Fund.

(m)        The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

[ _ ]
("Fund")

By:
Title:

UMB FUND SERVICES, INC.
("Administrator")

By:
Title:

Schedule A
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
[ _ ]
and
UMB Fund Services, Inc.

Services

Subject to the direction and control of the Fund's Board and utilizing information provided by the Fund and its agents and the Investment Adviser, the Administrator will provide or perform the following services:

Regulatory administration and compliance support services

▪
compile data for and prepare with respect to the Fund Semi-Annual Reports on Form N-SAR and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, Edgarize and file Form N-SAR with the Commission as required;

▪
prepare and review the financial statement for the Fund's Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Board; provide to Fund counsel for its review of Form N-CSR; upon the advice and direction of Fund counsel, Edgarize and file Form N-CSR with the Commission as required;

▪
in connection with the Fund's first and third fiscal quarters, prepare Form N-Q and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, Edgarize and file Form N-Q with the Commission as required;

▪
subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, Edgarize and file Form N-PX with the Commission as required;

▪
at the direction of Fund counsel and with the assistance of the Fund, prepare, Edgarize and file such other regulatory forms as may be required by the Commission and/or which are customary, consistent with standard market practice;

▪
provide financial and Fund performance information for inclusion in the Registration Statement for the Fund (on Form N-2 or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

▪	assist in the acquisition of the Fund's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

▪	assist in the acquisition of directors' and officers'/errors and omissions insurance policies for the Fund;

▪
arrange for the calculation of the issue and repurchase prices of Shares in accordance with the Fund's Prospectus and Operating Agreement, as applicable, including notification to the Fund's transfer agent (the "Transfer Agent") and the Fund or its designee setting forth the number of Shares repurchased, to be reflected on appropriate accounts maintained by the Administrator reflecting outstanding Shares of the Fund and Shares attributable to individual accounts;

▪	copy the Investment Adviser on routine correspondence sent to shareholders;

▪
monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund's Investment Adviser, of its primary day-to-day responsibility for assuring such compliance);

▪
from time to time as the Administrator deems appropriate (but no less frequently than monthly), check the Fund's compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund's Prospectus and Statement of Additional Information (but these functions shall not relieve the Fund's Investment Adviser, of its primary day-to-day responsibility for assuring such compliance);

▪
develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each Board meeting, coordinate preparation and delivery of Board reports and, if requested by the Board, attend Board meetings and prepare minutes;

▪	prepare and deliver Form 1099s to Board members and other Fund vendors;

▪
upon the advice and direction of Fund counsel, coordinate and, in conjunction with the transfer agency services described below, carry out periodic tender offers for the Fund (initial forms for such tender offers shall be prepared by Fund counsel), prepare, Edgarize and file such tender offer forms as may be required by the Commission and/or which are customary, consistent with standard market practice;

▪	upon the advice and direction of Fund counsel, coordinate filings of Forms 3, 4 and 5 for the Fund officers and Board members.

▪
assist the Fund's Chief Compliance Officer with the development and maintenance of a compliance calendar for the Fund, provided that it is understood the Administrator's assistance is not intended to relieve the Fund's Chief Compliance Officer of any of his or her responsibilities with respect to the compliance calendar under the Investment Company Act of 1940 and The Investment Advisers Act of 1940, each as amended;

▪
prepare and file state securities qualification/notice compliance filings, with the advice of the Fund's legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

▪
provide compliance policies and procedures related to certain services provided by the Administrator and, if mutually agreed, certain Administrator affiliates, summary procedures thereof and a quarterly certification letter, as well as in respect of the Administrator's status as transfer agent to the Fund;

▪	supply various normal and customary Fund statistical data as reasonably requested on an ongoing basis.

Investor servicing and transfer agency services

▪	distribute Offering Documents to or for prospective investors as directed by the Fund, pursuant to arrangements with fund "platforms" or other distribution arrangements of the Fund;

▪
review investor certifications for reasonableness and correspond with investors to complete or correct information; provided, however, the Board remains solely responsible for determining investor eligibility; send approval notices to investors as instructed by the Fund, if applicable;

▪
subject to the written or electronic direction of the Board, assist the Fund with its monitoring obligations under the USA PATRIOT Act by (i) at such time as directed by the Board, rejecting investor certifications that are not accompanied by required identifying information; (ii) providing an initial check of identifying information against the FastData® AML database (or any successor thereto) licensed by the Administrator; (iii) providing an initial check of persons submitting investor certifications against the OFAC list; (iv) checking investors against the FastData® AML database (or any successor thereto) and the OFAC list, as and when such database or list is updated; (v) notifying the Fund of information or activity that it believes to be suspicious; (vi) upon consultation with the Board, filing a suspicious activity report with the appropriate authorities; (vi) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator's implementation of the Fund's monitoring obligations, as they may request, and (vii) permitting such federal regulators to inspect the Administrator's implementation of such monitoring obligations on behalf of the Fund (the customer identification verification component of these services apply only to shareholders who are residents of the United States);

▪
coordinate processing of new investor subscriptions, which shall include (i) coordinating receipt of funds from investors, (ii) providing the Fund with a daily report detailing the status and amount of incoming wires and investor certifications, (iii) upon direction from the Fund, coordinating transfer of funds between the escrow agent, the Fund and the Master Fund and/or returning funds to investors whose subscriptions have not been accepted and (iv) sending acceptance letters to new investors;

▪
coordinate all communications by the Fund to its Investors, together with other Investor reporting, which shall include:  (i) preparing monthly reports showing capital account balance information of each investor, (ii) coordinating the printing of supplemental information or materials provided by the Fund in conjunction with such reports, (iii) compiling the foregoing materials and distributing the reports to investors and/or other relevant parties as instructed by the Fund, (iv) providing on-line access to investor information (provided that the Administrator is not responsible for designing or maintaining any web site for the Fund), (v) sending quarterly statements of positions held to relevant parties as instructed by the Fund, (vi) sending dividend and distribution notices, (vii) proxy materials and (viii) tax information;

▪
coordinate processing of tender offers made by the Fund, which shall include (i) distributing tender offer letters to investors, (ii) coordinating receipt of tender orders from investors, (iii) providing the Fund with a daily report detailing the status and amount of incoming tender orders, (iv) delivering promissory notes to investors whose tender orders have been accepted, as described in the Prospectus, (v) coordinating the calculation of holdback amounts and (vi) upon direction from the Fund, coordinating release of funds to investors;

▪	establish and maintain a demand deposit account for purposes of processing investor subscriptions and tender offers;

▪	upon the advice and direction of the Fund or Fund counsel, file Blue Sky forms as and where directed;

▪
on a periodic basis (expected to be quarterly), pursuant to the terms of the Operating Agreement, prepare and provide to the Board a report reflecting the Fund's performance and provide comparisons of performance information to pertinent benchmarks;

▪	coordinate processing and reporting of investor activity, including preparation and mailing of confirmations of such activity to investors;

▪
updating the books and records of the Fund to maintain a registry of Investors, including:  (i) name, address and US tax identification or social security number; (ii) number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations; (iii) historical information regarding the account of each investor, including dividends and distributions (if any) paid and the date and price for all transactions on the investor's account, as applicable; (iv) any stop or restraining order placed against an investor's account; (v) any correspondence relating to the current maintenance of an investor's account; (vi) information with respect to withholdings; and (vii) any information required in order for the Administrator to perform any calculations required by this Agreement;

▪	prepare and certify Investor lists in conjunction with proxy solicitations (the Administrator does not provide proxy administration services beyond the provision of Investor lists);

♦	Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts;

♦	Store account documents electronically;

♦	Provide shareholder account information;

♦	If required by the Fund, promptly deliver payment and appropriate documentation therefore to the custodian of the Fund;

♦	Process purchase, redemption, exchange and transfer orders;

♦	Provide weekly reconciliations of cash accounts to client;

♦	Process all subscription and redemption documents;

♦	Conduct AML procedures on all proposed subscriptions;

♦	Review new subscription documents for completeness;

♦	Notify Gottex of any rejected or suspect subscriptions;

♦	Conduct ongoing AML procedures as "Best Practices";

♦	As and when the escrow agent receives monies paid by it by the Fund with respect to any redemption, pay to Shareholders the net redemption proceeds and maintain a redemption hold back schedule;

♦	Calculate services plan fees as required;

♦
Receive for acceptance redemption requests and, if required by the Fund, deliver the appropriate documentation for redemption to the Fund or escrow agent, as applicable; if redemption request is from a Non-U.S. Investor ;

♦	Process dividend payments by check, wire or ACH, or reinvest dividends;

♦	Issue transaction confirmations and monthly or quarterly statements as required by each Fund;

♦	Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders, including tender offers;

♦	Implement the Trust's AML Procedures;

♦	Prepare and file U.S. Treasury Department Forms 1099 and 5498 as required;

♦	Withhold taxes on U.S. resident and non-resident alien accounts upon receipt of Fund valuation;

♦	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent;

♦	Follow-up on IRAs, soliciting beneficiary and other information and send required minimum distribution reminder letters;

♦	Provide basic report access ;

♦	Conduct periodic postal clean-up ;

♦
Receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received ;

♦	Track Shareholder account by financial intermediary source and otherwise as reasonably requested and provide periodic reporting ;

♦	Assist with a Fund's tender offer process, including distributing tender offer materials to Shareholders, tracking Shareholder responses and tabulating tender offer results ;

♦	Provide a report or file to Blue Sky provider indicating the total number of Shares of the Fund and each Class thereof sold in each state ;

♦	Monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the Unites States ;

♦	Establish and maintain facilities and procedures for the safekeeping for safekeeping of all records maintained by UMBFS ;

♦	Cooperate with each Fund's independent public accountants and take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties;

Accounting and tax-related services

▪	act as liaison with the Fund's independent public accountants, and provide account analyses, fiscal year summaries and other audit-related information schedules;

▪
assist in the preparation of the Fund's financial statements and supporting schedules (and provide all information in connection therewith as may be reasonably requested), subject to the review and approval of the Fund and audit by the Fund's independent public accountants, for the Fund's annual and semi-annual shareholders reports, and distribute such reports as required;

▪	provide and deliver audit package for independent auditors, which includes work papers and ledgers, to facilitate an efficient audit, as reasonably agreed to by the parties;

▪	establish and maintain member capital accounts for each Investor;

▪	calculate items of income, expense, gain and loss, and allocate such items to individual members' capital accounts in accordance with the Fund's Operating Agreement;

▪	enter all Portfolio Fund and security transactions into the accounting records and track funded and unfunded commitments;

▪	receive and record all transaction information provided by the Investment Adviser;

▪
where applicable, verify and reconcile cash and individual security settlements and investment balances with the custodian/prime broker and provide the Investment Adviser with the beginning cash balance available for investment purposes;

▪	prepare detailed data for underwriter/broker confirmations;

▪	determine and report cash availability to the Investment Adviser;

▪	maintain individual security ledgers of transactions for each investment security;

▪	maintain all general ledger accounts and related subledgers;

▪
periodically, or upon the Fund's request, reconcile fund records maintained by the Administrator with those maintained by the Investment Adviser or other parties as the Fund may designate, and notify the Fund and the Investment Adviser of any unusual reconciling items;

▪	maintain individual historical tax lots for each security purchase/sale;

▪	determine realized gains or losses on security trades and determine net income;

▪	determine applicable foreign exchange gains and losses on payables and receivables;

▪	monitor individual investments for corporate actions, cash dividends and capital changes and notify the Fund where such occurrences require action by the Fund (e.g. proxies, corporate actions);

▪
provide information to the Fund's independent accountants, and to Fund counsel when appropriate, to assist in the preparation and filing of the Fund's tax filings; such information shall be sufficient to permit the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties), including reports such as dividend and interest income reports, purchase and sale and capital gain/loss reports, tax lot holding reports or other reports, as applicable;

▪	track book-to-tax differences;

▪	calculate contractual expenses (e.g., advisory fees);

▪
calculate the incentive fee, if applicable, and track the "high water mark" and cumulative loss account for purposes of the incentive fee, in each case pursuant to the terms of the Fund's Limited Liability Company Agreement;

▪
determine and periodically monitor the Fund's income and expense accruals, notify an officer of the Fund of any adjustments, and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

▪	control all disbursements and authorize such disbursements upon written Instructions;

▪
monitor payments required of the Fund (e.g. to fund capital calls issued by Portfolio Funds or in connection with repurchase offers) and cause such payments to be made from Fund assets on proper authorization from the Fund and as in accordance with the procedures established from time to time between the Fund and the Administrator;

▪
calculate net asset values of the Fund (i) in accordance with the Fund's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the pricing service(s), the Portfolio Funds in which the Fund invests and the Fund's Investment Adviser, as provided herein;

▪
to the extent reasonably necessary, obtain security market quotes and currency exchange rates from independent pricing sources approved by the Investment Adviser or the Board, of if such quotes or rates are unavailable, then obtain the same from the Investment Adviser and in either case calculate the market value of the Fund's investments in accordance with the Fund's valuation policies or guidelines;

▪	transmit or make available a copy of the portfolio valuation to the Investment Adviser as agreed upon between the Fund and the Administrator; and

▪	arrange for the computation of the net asset value in accordance with the provisions of the Fund's offering documents;

▪	maintain the accounts, books and other documents produced by the Administrator in connection with its services hereunder;

General services

▪	provide office space, facilities, equipment and personnel to carry out its services hereunder;

▪	provide such reports as mutually agreed upon by the parties hereto;

▪	generally provide such other services as are reasonably requested by the Fund or the Investment Adviser, and which are directly related to or required in connection with the services listed above; and

▪	generally assist in the Fund's administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Schedule B
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
[ _ ]
and
UMB Fund Services, Inc.

Fees

MASTER FUND

Fund Accounting, Audit Coordination, Investor Servicing

Asset-Based Fees

▪ First $400 million in assets, per year	[___] basis points, plus
▪ Next $200 million in assets, per year	[___] basis points, plus
▪ Assets over $600 million, per year	[___] basis points
Minimum Monthly Fee
First six (6) months1	$[___]
Next six (6) months1	$[___]
After the first year (12 months) of operation	$[___]

Plus:

Technology Services Fee	$[___]

Regulatory Administration Fee
Per master fund	$[___]

1 If the funds assets exceed $[___] million in the first twelve (12) months of operation, monthly minimum fees will revert to $[___] per month.

Tax Services
Federal Tax Return 1120-RIC and Form 1099 preparation	[___] basis points
Subject to a Minimum Annual Fee per Master	$[___]

FEEDER FUND

Fund Accounting and Audit Coordination

Annual Fee
Per feeder fund	$[___]

Regulatory Administration Fee
Per feeder fund	$[___]

Tax Regulation and Compliance
Annual fee per feeder/non-portfolio fund	[___]

Optional Services

USA PATRIOT Act (AML)
Annual fee	$[___]

Custody Services	See separate fee schedule

Transfer Agency and Investor Servicing	See "Transfer Agent Services" fees below

Escrow Account Fees
▪ One-time acceptance fee	$[___]
▪ Monthly service fee, per account	$[___]
▪ Transaction fee, per deposit or distribution	$[___]

DDA Account Fees
▪ Monthly fee, per account	$[___]
▪ Activity fees
☐ Incoming wires, each	$[___]
☐ Outgoing wires, each (repetitive)	$[___]
☐ Outgoing wires, each (non-repetitive)	$[___]
☐ Account debits, per item	$[___]
☐ Account credits, per item	$[___]
☐ Overdrafts, per item	$[___]

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to normal recurring expenses such as blue sky state filing fees, pricing services, postage, express delivery charges, courier services, printing of reports, Edgar formatting fees, photocopying, stationery, record retention/storage/retrieval, travel on behalf and request of the fund, bank account service fees and any other bank charges, and expenses, including but not limited to attorney's fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.  Negotiated project fees may apply for special programming to create custom reports.  Special projects will be billed at a rate of $150/hour.

**The minimum and base fees are subject to an annual escalation equal to the increase in the Consumer Price Index –Urban Wage Earners (CPI) (but not to exceed five percent [5.0%] per year).  This escalation will be effective beginning one year from the date of this Agreement (the "Anniversary Date") and on the corresponding Anniversary Date each year thereafter.  CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees are assessed on beginning-of-quarter net assets and are payable within 20 days of billing.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

TRANSFER AGENT SERVICES

Account Fees
▪ Open account fee*:
☐ Per account for first 500 investors	$[___]
☐ Per account for next 500 investors	$[___]
☐ Per account for next 500 investors	$[___]
☐ Per account for investors over 1000	$[___]
* Minimum annual account fees of $25,000 per year per feeder
▪ Closed account fee (per year)	$[___]

Shareholder Services
▪ Telephone calls, letters/e-mails, research/lost shareholder (per occurrence)	$[___]

Intermediary File Feed
▪ Per feed	$[___]

USA PATRIOT Act & Escheatment Fees
▪ Per fund (per year)	$[___]

Document Services
▪ Standard, statement, applications and forms in electronic format	no charge
▪ Customized forms	as quoted
▪ Pre-printed, machine-ready statement inserts (per item)	$[___]
▪ Standard single-sided statement/confirm/tax form/check (per item including .pdf)
☐ First page	$[___]
☐ Each additional page	$[___]

Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, retirement plan documents, NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to attorney's fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

**The minimum and base fees are subject to an annual escalation equal to the increase in the Consumer Price Index –Urban Wage Earners (CPI) (but not to exceed five percent [5.0%] per year).  This escalation will be effective beginning one year from the date of this Agreement (the "Anniversary Date") and on the corresponding Anniversary Date each year thereafter.  CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule C
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
[ _ ]
and
UMB Fund Services, Inc.

▪
Accounting records, including Investor Account Ledgers, Portfolio Transactions Journals, Cash Receipts and Disbursements Journal, General Ledger, Subsidiary Ledgers, Portfolio Securities Ledger, Commissions Ledger, Capital Account Ledger and Trial Balances.

▪	Copies of the Fund's Operating Agreement and minute books.

▪	Investor correspondence (including e-mail communications) relating to matters required to be maintained by Section 31(a) of the 1940 Act

Schedule D
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
[ _ ]
and
UMB Fund Services, Inc.

1.               Anti-Money Laundering Services

 Administrator shall:  (a) establish and implement written internal policies, procedures and controls reasonably designed to assist the Fund with any obligations it may have under the USA PATRIOT Act, the Bank Secrecy Act of 1970, the customer identification rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the "AML Laws"; (b) provide for independent testing, by an employee who is not responsible for the operation of Administrator's anti-money laundering ("AML") program or by an outside party, for compliance with Administrator's written AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of Administrator's AML program; and (d) provide ongoing training of Administrator personnel relating to the prevention of money-laundering activities.

 Upon the reasonable request of the Fund, Administrator shall provide to the Fund:  (x) a copy of Administrator's written AML policies and procedures; (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate Administrator personnel.

2.             Customer Identification Program.  To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act ("CIP Regulations"), Administrator will do the following:

●
Implement procedures which require that, prior to establishing a new account in the Fund, Administrator obtain the name, date of birth (for natural persons only), address and social security number or tax identification number (collectively, the "Data Elements") for the "Customer" (defined for purposes of this Agreement as provided in 31 CFR 103.131) associated with the new account.

●
Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened.  Methods of verification may consist of non-documentary methods (for which Administrator may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which Administrator personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

●	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

●	Report to the Fund quarterly about measures taken to address instances where new Customers are not able to be successfully verified.

●
If Administrator provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131 (b)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

3.              FinCEN Requests Under USA PATRIOT Act Section 314(a).  The Fund hereby engages Administrator to provide certain services as set forth in this Item 4 with respect to the Department of the Treasury's Financial Crimes Enforcement Network ("FinCEN") Section 314(a) information requests ("Information Requests") received by the Fund.  Upon receipt by Administrator of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), Administrator will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund.  Information relating to potential matches resulting from these comparisons, after review by Administrator for quality assurance purposes ("Comparison Results"), will be made available to the Fund in a timely manner.  The Administrator will file reports with FinCEN that may be appropriate based on the Comparison Results.  In addition, (i) a potential match involving a tax identification number will be forwarded by Administrator to Administrator's AML Officer for analysis in conjunction with other relevant activity contained in records for the particular relevant account, and (ii) if, after such analysis, Administrator's AML Officer determines that the potential match could constitute a "suspicious activity", as that term is used for purposes of the USA Patriot Act, then Administrator's AML Officer will deliver a suspicious activity referral to the Fund.  "314(a) Procedures" means the procedures adopted from time to time by Administrator governing the delivery and processing of Information Requests transmitted by Administrator's clients to Administrator, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to Administrator.

 In connection with the AML services described above, Administrator may encounter Investor activity that would require it to file a SAR with FinCEN, as required by 31 CFR 103.15(a)(2) ("Suspicious Activity").  Nothing in this Agreement shall prevent Administrator from making a determination that it has an obligation under the USA PATRIOT Act to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.  Neither Administrator nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Administrator or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

4.             U.S. Government List Matching Services.  Administrator will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in Administrator databases which are maintained for the Fund pursuant to the Agreement ("Fund Data") to "U.S. Government Lists", which is hereby defined to mean the following:

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data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury ("OFAC") and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund ("OFAC Lists"); and

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data promulgated in connection with any other lists, programs or determinations (A) which Administrator determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which Administrator and the Fund agree in writing to add to the service described in this Item 5.

 In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (a) Administrator determines that any Fund Data constitutes a "match" with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, Administrator:

●	will notify the Fund of such match;

●	will send any other notifications required by applicable law or regulation by virtue of the match;

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if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation; and

●	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

 "Appropriate List Matching Data" means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by Administrator in good faith in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Item 5, and (iii) data the parties agree in writing to be necessary to provide the services described in this Item 5.

5.             Government Examination.  Administrator agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by Administrator under this Schedule D upon reasonable advance request and during normal business hours and to furnish copies at the Fund's cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.